Exhibit 23





            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Bowater Incorporated:

We consent to the incorporation by reference in the Registration Statement (No. 333-129865) on Form S-8 of Bowater Incorporated of our report dated June 28, 2006, with respect to the statements of net assets available for benefits of the Bowater Incorporated Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 11-K of the Bowater Incorporated Savings Plan.




/s/ KPMG LLP
Greenville, South Carolina
June 28, 2006